Exhibit 10.1

Sensus Management Incentive Plan

Plan Framework & Guidelines

July 2010

PART I – PLAN FRAMEWORK

1.	Plan Name

The Sensus Management Incentive Plan (“The Plan”).

2.	Plan Objectives

•	Provide an incentive system that encourages participants to achieve Sensus and the Business Unit, Region and Sub-Region financially defined objectives.

•	Provide participants with an opportunity to earn incentive compensation based upon performance of Sensus in total or the Business Unit, Region and Sub-Region.

•	Provide focused attention on the most important measures of business success.

•	Provide competitive compensation to attract and retain key employees.

3.	Plan Term

The Plan will commence on the first day of the fiscal year (April 1) and end on the last day of the fiscal year (March 31). The Plan shall apply to all fiscal years commencing after March 31, 2010.

4.	Plan Eligibility

It is intended that those who participate are critical employees whose decisions and performance impact Sensus results. Participation in this program is at the discretion of the MIP Compensation Committee.

5.	Target Incentive Levels

Target incentive levels are determined on an individual basis and communicated to participants early in the Plan year.

6.	Target Incentive

Incentive will be paid based on three factors: business objectives, quarterly earned incentive and individual performance.

6A. Business Objectives

Minimum achievement of 90% business level objectives is required, which will trigger an incentive payment threshold as depicted below. Maximum award, above 100% attainment of

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business objectives, is uncapped for the target incentive level.

For Business Units, payments for performance between threshold and target are determined by EBITDA % growth targets. EBITDA percentage growth is defined as percentage growth of current FY EBITDA target versus prior FY EBITDA actual. The three tier growth models are depicted below. Each Business Unit will be assigned in their respective model below when the Fiscal Year budget is finalized.

Payments above target are prorated at a rate of 5% for each one percent for results over target.

The table below illustrates this:

	EBITDA Growth %: 0 to < 10%	EBITDA Growth %: 10% to < 20%	EBITDA Growth %: 20%+
Percent of Target Achieved	Payment Percentage	Payment Percentage	Payment Percentage
90	10	30	50
91	19	37	55
92	28	44	60
93	37	51	65
94	46	58	70
95	55	65	75
96	64	72	80
97	73	79	85
98	82	86	90
99	91	93	95
100	100	100	100
101	105	105	105
102 and each % thereafter	Add 5%	Add 5%	Add 5%

6B. Quarterly Earned Incentive

6b.1         Quarterly Banking

The annual incentive is based on a quarterly earned mechanism which allows for a maximum earned quarterly amount of 100% for reaching or exceeding each quarter’s targets. A participant will not earn a quarterly amount for a target if performance is less than 90% of that quarter’s target. Each quarterly incentive earned will be banked until the end of the fiscal year.

6b.2         Annual Assessment for Quarterly Banked Payments

6b.2.i      Sensus HQ Qualifier

At the end of the fiscal year if the full year EBITDA actual is less than 90% of the full year target then the banked quarterly incentive payment for both EBITDA and Cash Flow will be eliminated.

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6b.2.ii      Business Unit/Region/Sub-Region Qualifier

At the end of the fiscal year if the full year EBITDA actual is less than 85% of the full year target EBITDA for an individual Business Unit, Region or Sub-Region then the banked quarterly incentive payment for both EBITDA and Cash Flow for the individual Business Unit, Region or Sub-Region will be eliminated. Depending on performance it is possible for a Business Unit to qualify for a payment and individual Regions and Sub-Regions within the Business Unit to fail to qualify. It is also possible that a Business Unit fails to qualify for a payment but individual Regions and Sub-Regions could still qualify.

6b.2.iii      Minimum Payout

The minimum year end payout will be based on the banked incentive earned by adding the four quarters together.

If the total fiscal year end results would result in an annual incentive payment that is less than the total of the four quarters incentive earned then the participant will receive the total of the four quarters incentive earned as their annual incentive payout.

This assumes the full year EBITDA actual is at or above the qualifying threshold level (90% of the year’s EBITDA target for Sensus Headquarters and 85% of the year’s EBITDA target for an individual Business Unit, Region or Sub-Region).

6b.2.iv      Maximum Payout

The maximum year end payout will be based on total fiscal year end results which exceed the target level of 100% and are uncapped, provided the fiscal year end payout is higher than the total of the four quarters incentive earned.

See “Attachment 1” for Decision and Payout Chart.

6C.      Performance Factor

The overall pool for the business unit incentive payouts will be determined solely by EBITDA and Cash Flow results.

The allocation of pool dollars will be distributed based on individual performance rating.

While individual incentive payouts may vary, the overall pool allocation cannot exceed target incentive dollars earned by the business unit.

See “Attachment 2” for Sample Payout Chart.

7.	Performance Measures, Weightings (Scorecard) & Definitions

7A. Performance Measures and Weightings (Scorecards)

The performance measures and weightings for Sensus Headquarters participants and Business Unit, Region, or Sub-Region participants shall be determined by the Compensation Committee of the Board of Directors of Sensus.

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7a. i. Sensus HQ Participants

Sensus HQ Level participants are those not tied to any one specific Business Unit, Region or Sub-Region within Sensus. Incentive payments for Sensus HQ level participants are based strictly on the performance of Sensus. At the end of the fiscal year if the full year EBITDA actual is less than 90% of the full year target then the banked quarterly incentive payment for both EBITDA and Cash Flow will be eliminated.

7a. ii. Business Unit Only Participants

Business Unit only level participants are those with specific responsibilities within a Business Unit within Sensus for which business objectives performance can be specifically measured. EBITDA and Operating Cash Flow will be based on performance at the Business Unit level for those not measured on the Sensus HQ plan.

Business Units: Business Units for incentive purposes are defined as:

•	Conservation Solutions
•	Global Gas
•	Global Water & Heat
•	Sensus Precision Die Casting
•	Smith-Blair Inc.

Incentive payments for Business Unit level participants are based strictly on the performance of the applicable Business Unit. At the end of the fiscal year if the full year EBITDA actual for a Business Unit is less than 85% of the full year target EBITDA then the banked quarterly incentive payment for both EBITDA and Cash Flow for the Business Unit will be eliminated.

7a. iii. Business Unit Region or Sub-Region Participants

Business Unit participants at either a Region or Sub-Region level are those with specific responsibilities within a Business Unit’s Region or Sub-Region for which business objectives performance can be specifically measured.

EBITDA and Operating Cash Flow will be based on performance at a combination of both the Business Unit and either the Region’s or Sub-Region’s levels for those not measured on the Sensus HQ or Business Unit Only plans.

Regions or Sub-Regions: Region or Sub-Regions within a Business Unit for incentive purposes are defined as:

•	Global Gas Regions
¡	Asia-Pacific Region
¡	North American Region

•	Global Water & Heat Regions & Sub-Regions
¡	North American Region
¡	ESAAP (Europe, Middle-East, Africa, South America and Asia Pacific) Region

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¡	ESAAP Sub-Regions:

Chile	Czech Rep.	France	Germany	Hannover
Ludwigshafen	Service	Slovakia	S. Africa	Spain

•	Sensus Precision Die Casting
¡	Asia-Pacific Region
¡	North American Region

Incentive payments for Business Unit Region or Sub-Region level participants are based strictly on the performance of the applicable Business Unit and the Region or Sub-Region. At the end of the fiscal year if the full year EBITDA actual for a specific Region or Sub-Region is less than 85% of the full year target EBITDA then the banked quarterly incentive payment for both EBITDA and Cash Flow for that Region or Sub-Region, including the Business Unit portion, will be eliminated. If a Region or Sub-Region qualifies for a payment but the Business Unit does not qualify then the Region or Sub-Region will receive a payment based solely on its performance according to the applicable scorecard. Region and Sub Region EBITDA Measurement will be capped at 250% for those Regions or Sub-Regions that have a Region or Sub-Region EBITDA budget of $5 million or less.

7B. Definitions.

7b. i. Adjusted EBITDA

This measure is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for restructuring expense and management fees.

7b. ii. Operating Cash Flow

This measure is defined as the cash flow from Adjusted EBITDA adjusted for restructuring expense, net capital expenditures and movements in trade working capital, other current assets, other Payables and Accruals (including restructuring accruals).

C. Management Incentive Plan Compensation Committee

The Management Incentive Plan Compensation Committee for Sensus (“MIP Compensation Committee”) consists of the following members:

•	Chief Executive Officer
•	Chief Financial Officer
•	Chief People Officer
•	Executive Vice President, Global Water & Heat
•	Executive Vice President, Conservation Solutions

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Part II – Plan Rules and Administration

1.	Payment Qualifications

Eligibility is defined in Part I, Section 4 of the Incentive Plan. Each Business Unit Head will submit a list of proposed participants through the Chief People Officer, Human Resources for approval by the MIP Compensation Committee.

In order to be eligible for any payment due under the Plan, a participant must be employed by the Company on the payment date. Payments will normally be made no later than July 15.

A.	Leavers:

If a participant leaves after the year-end but before the payment date as a result of retirement at normal retirement age, early retirement, ill health/disability retirement or redundancy, they will be eligible for any payment under the Plan on the normal payment date.

If a participant leaves for any other reason after the year-end but before the payment date, any payment under the Plan will be at the discretion of the MIP Compensation Committee.

Participants who terminate employment during the Plan year will not be eligible for payments unless termination was caused by: death, retirement at normal retirement age, early retirement with company consent; ill health disability retirement; or redundancy. In such cases, pro rata awards will be made based on the number of complete months worked during the Plan year. Any payment due a former employee who has died will be paid to the participant’s personal representative.

B.	Joiners & Transfers:

Existing and new employees that join the Plan after the start of the Plan year will be eligible for any payment due under the Plan based on a pro rata amount. This will be calculated at a rate of  1/4 or 25% of the Plan payment for each complete calendar quarter from the date of joining the Plan to the Plan year end.

Existing or new employees who join the Plan during the last quarter of the Plan year-end (January 1 or later) will not participate in the Plan until the following Plan year.

If an employee transfers from one business unit to another in the middle of a quarter their incentive for that quarter will be based on the business unit for which they worked at the beginning of that quarter.

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2.	Payment Terms and Timing

The incentive will be paid as soon as practical after the fully audited annual results of the Company have been announced, normally no later than July 15. All payments are subject to the final approval of the Compensation Committee of the Board of Directors of Sensus. Any incentive earned will be paid through the payroll system.

The participant will be liable for any personal tax due or other statutory payments due on any part of the incentive. Incentive payments will be treated for pensionable purposes in line with plan rules.

3.	Plan Framework

•	Participation and target percentage is determined by scope of role.

•	The measures, their weighting and performance ranges shall be determined by the Compensation Committee of the Board of Directors of Sensus.

•

Any “windfall” impacts, either adverse or positive, will be excluded from the calculations. The decision of the Compensation Committee of the Board of Directors of Sensus as to “windfall” will be final.

•	Any Foreign Exchange (FX) translation or transaction impact, positive or adverse, will be excluded.

a. For EBITDA, actual FX rates are reset to budget FX rates to eliminate net translational FX gains and losses, and intercompany transactions are adjusted for differences in budget FX rates compared to actual FX rates, using Hyperion Reports PR_02.

Also, net transactional FX gains and losses (specifically pertaining to remeasurement, settlement and FX forward contracts) reflecting changes in actual FX rates between reporting periods are eliminated using Hyperion Reports TR_02.

b. Cash Flow is treated in a similar manner as EBITDA using the aforementioned Hyperion reports plus Hyperion Reports PR_04MR.

•	The calculation of an individual’s actual incentive payment target is based on their salary effective April 1.

•

Where a promotion occurs during the Plan year and during a quarter the old salary level and incentive target level will not change until the current quarter is completed, unless the promotion is effective the first day of the quarter; otherwise, the new salary level and incentive target level will take effect at the beginning of the first full

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quarter following the promotion. Any alternative basis for calculation must be agreed on appointment and approved by the MIP Compensation Committee depending on reporting level.

•	The business objectives will be adjusted for acquisitions or disposals as approved by the MIP Compensation Committee (unless included in the budget).

4.	Decisions regarding Plan Issues

The MIP Compensation Committee is authorized to administer the Plan and to resolve questions, ambiguities or disputes under the Plan. The decision of the MIP Compensation Committee on any question concerning this Plan, any payments under it, its interpretation and any individual’s entitlement to a payment under it shall be final.

Any and all legal disputes arising under, out of, or in relation to this Plan, its implementation or interpretation, or any question as to the eligibility of a person to receive a payment hereunder or the calculation of any payment hereunder shall be determined by final and binding arbitration under the rules of the American Arbitration Association (the “Rules”). Such arbitration shall take place in Raleigh, North Carolina before one arbitrator chosen under the Rules. The costs of the arbitrator shall be shared equally between the parties.

5.	Participation

Participation in this Plan is by invitation from time to time. It is entirely discretionary, and the Compensation Committee of the Board of Directors of Sensus may decide:

i.	Whether a particular individual is eligible to participate in the Plan
ii.	The Plan’s design, terms and targets
iii.	The continuation or suspension of the Plan and
iv.	The amount and timing of any payments from the Plan.

No individual will have any right to receive an incentive payment, and will not acquire such a right by virtue of having received one or more incentive payments during the course of their employment.

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Attachment 1

Plan Component	HQ	BU/Region	Cap
Quarterly Banking
Minimum Performance	90% Quarterly EBITDA Budget	90% Quarterly EBITDA Budget	100%
Adjust EBITDA/CF	Eliminate FX	Eliminate FX
Annual Assessment for Quarterly
Banked Payment
Minimum Performance	Achieve 90% FY EBITDA Budget	Achieve 85% FY EBITDA Budget	100%
Adjust EBITDA/CF	Eliminate FX	Eliminate FX
Annual Payout
Minimum Performance	90% attainment of FY EBITDA Budget	90% attainment of FY EBITDA Budget	Unlimited
Adjust EBITDA/CF	Eliminate FX	Eliminate FX
Funding
	Greater of Banked or Annual	Greater of Banked or Annual	Unlimited

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Attachment 2:

Below Expectations (BE)	Meets Expectations (ME)	Exceeds Expectations (EE)	Exceptional (E)
Up to 10% of employees	60 to 65% of employees	Up to 90% of employees	Up to 10% of employees

Example: BU Results @ 100% achievement of Payout Target (185 FTE)
FTE	% FTE	Performance Rating	Payout Target %

✓   Overall pool for Business Unit incentive payouts will be determined solely by EBITDA and Cash Flow

✓   Allocation of pool dollars within Business Unit will be distributed based on individual performance rating

✓   Individual payouts within Business Unit may vary

✓   Overall pool allocation within the Business Unit cannot exceed target incentive dollars earned by the Business Unit

✓   Determination of allocation of pool dollars is at sole discretion of Business Unit Leader, subject to final approval by CEO and CPO

9	5%	Below Expectations	0%
120	65%	Meets Expectations	100%
37	20%	Exceeds Expectations	Up to 110%
19	10%	Exceptional	Up to 125%
185
Example: BU Results @ 50% achievement of Payout Target (185 FTE)
FTE	% FTE	Performance Rating	Payout Target %
19	10%	Below Expectations	0%
148	80%	Meets Expectations	100%
9	5%	Exceeds Expectations	Up to 110%
9	5%	Exceptional	Up to 125%
185

Note: Allocation of Business Unit Pool Dollars is at sole discretion of leadership team, subject to approval by the MIP Compensation Committee.

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